Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statement (Form S-8 No. 333-254724) pertaining to the Semrush Holdings, Inc. Amended and Restated 2019 Stock Option and Grant Plan, the Semrush Holdings, Inc. 2021 Stock Option and Incentive Plan, and the Semrush Holdings, Inc. 2021 Employee Stock Purchase Plan, and
(2)Registration Statements (Form S-8 Nos. 333-270575, 333-277749, and 333-285504) pertaining to the Semrush Holdings, Inc. 2021 Stock Option and Incentive Plan;

of our reports dated March 2, 2026, with respect to the consolidated financial statements of Semrush Holdings, Inc. and the effectiveness of internal control over financial reporting of Semrush Holdings, Inc. included in this Annual Report (Form 10-K) of Semrush Holdings, Inc. for the year ended December 31, 2025.

/s/ Ernst & Young LLP

Boston, Massachusetts
March 2, 2026